Exhibit 99.1

Comments made by Lyle Berman during an interview by Roger Gros on GLOBAL GAMING BUSINESS PODCAST dated March 14, 2015.

Roger Gros: Lyle Berman is a legend in the casino industry. His first taste of gaming came as a poker player where he gleaned bits and pieces of information about casinos. When an opportunity was presented to get in on the ground floor of tribal government gaming, he jumped at it and the rest is history. Berman’s Grand Casinos became the largest operator of tribal casinos in Minnesota, and later in other states. In Mississippi, Grand Casinos had commercial gaming properties in Gulfport, Biloxi and Tunica. A few years after Berman sold his company to then-Bally Entertainment, now Caesars, he launched Lakes Entertainment, another tribal gaming operator that he recently sold to Golden Gaming. He spoke with GGB Publisher Roger Gros at his building in Las Vegas in March.

Roger Gros: Lyle Berman, thanks for joining us on the GGB Podcast. I’ve wanted to sit down with you for quite some time. I’m glad we found some time here in Las Vegas.

Lyle Berman: Well, I’m looking forward to it.

Roger Gros: You made the news last week. You’ve made a lot of deals in your life, some big, some small. Where does this recent merger between Lakes Entertainment and Golden Gaming, where does that fall?

Lyle Berman: Well this really falls as a very large enterprise and we are very excited about it. It is going to transform Lakes. Lakes was a company that specialized in Native American gaming. However, it was formed in 1999 and over the years we developed a number of Native American gaming, but as of a couple of years ago, we were bought out of our last contract so we were sitting with this public company with, quite frankly, a lot of cash, which is a nice thing to have, but really no major business to get on. We own a smaller casino, very profitable casino in Maryland, but that was it.

Roger Gros: Right

Lyle Berman: We spent a year and a half to two years looking for new opportunities and believe me, it takes more time to look sometimes for new things than it does to run them.

Roger Gros: Yeah, it does.

Lyle Berman: And, we got very close to a couple of things, but for whatever reason, they didn’t work out and finally we were introduced to Golden Gaming with from our investment banking advisor, Macquarie, and things clicked right away. We like the business. We were a perfect fit for each other. Quite frankly, they needed additional equity in their business. But, they have a very good expansion opportunities and it just worked real well, our existing business. And, we are going to be moving to Las Vegas, our company, the company, primarily run by Golden Gaming. Once we merge, I’m staying on as a consultant to the company. A very, I like to stress, I’m not retiring, a very active consultant, but a consultant nonetheless. And, it’s a very important step in Lakes’ evolvement.

Roger Gros: Right, so are you going to be on the board of directors or just a consultant?

Lyle Berman: Oh no, I’m definitely going to be on the board. The board of directors is designed to be three people from Lakes…

Roger Gros: Okay.

Lyle Berman: …three people from Golden Gaming, and then one independent.

Roger Gros: Um hmm, okay. So, what is your role going to be? Again looking for new opportunities for expansion?

Lyle Berman: I think I’ll probably be involved primarily in looking and evaluating new opportunities as they come along.

Roger Gros: Right.

Lyle Berman: I don’t think, I’m sure I will not be involved in what we call day-to-day operations.

Roger Gros: Sure.

Lyle Berman: But it will be primarily new ideas, ideas for, I like to stress, with all of their food operations I want to be chairman of the food committee. At least be on the food committee. I have strong feeling on certain products.

Roger Gros: Sure.

Lyle Berman: And a, but, it will primarily be with new opportunities.

Roger Gros: Well, they’ve got a very strong business here in Las Vegas with the PT Pub chains here, Golden, and several other brands. Ah, so that’s something you really haven’t been involved in something like that in the past.

Lyle Berman: No, except that we’ve been involved in the restaurant industry our whole life.

Roger Gros: Of course, right.

Lyle Berman: So, we know the restaurant industry and I think one of the ways that the company could expand would be into just the restaurant business. They have great expertise. I had lunch yesterday with Blake at Sierra Gold and I thought the food was fabulous. I mean, I think that that concept without slot machines would work all over the country.

Roger Gros: Yeah.

Lyle Berman: So, and he agrees that there could be some major opportunities to expand into the restaurant business without gaming as a component.

Roger Gros: Sure.

[Additional commentary unrelated to the merger]

Roger Gros: Lyle, it’s been really great talking to you. Well, ah you know, we’ve followed your career for years and always been impressed with what you are doing. And, this Golden Entertainment venture, I think it’s really going to take off. And, hopefully we can talk again sometime soon after after you get into your next project.

Lyle Berman: Sure, maybe do a follow up once we have the shareholder vote so it’s 100%, although we’re 99% certain, but once we have our shareholder vote I think a. our stock has reacted very favorably. We like that. I’ve gotten, you know I haven’t gotten a single shareholder call me up and say, “What the hell are you doing? This is nuts.” I’ve gotten some, quite frankly, very sophisticated investors call me up, funds, “Lyle you know you did a good deal. You did a good, when I say deal, a good thing. That this is what we were hoping for.”

Roger Gros: Right.

Lyle Berman: In something like this.

Roger Gros: Well, we’re looking forward to just to see where it goes and congratulations on that deal.

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Forward-Looking Statements

Statements in this filing include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements include, among others, the expected benefits of a potential combination of Lakes and Golden and expectations about future business plans, prospective performance and opportunities; the expected timing of the completion of the transaction. These forward-looking statements may be identified by the use of words such as “expect,” “anticipate,” “believe,” “estimate,” “potential,” “should”, “will” or similar words intended to identify information that is not historical in nature. These forward-looking statements are based on current expectations and assumptions of management of Lakes and Golden and are subject to risks, uncertainty and changes in circumstances that could cause the actual events and results in future periods to differ materially from the expectations of Lakes and Golden and those expressed or implied by these forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. These risks, uncertainties and changes in circumstances include (a) the possibility that the merger does not close when expected or at all; (b) the ability and timing to obtain required regulatory approvals (including approval from gaming regulators) and Lakes’ shareholder approval, and to satisfy or waive other closing conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or that the parties to the Merger Agreement may be required to modify aspects of the transaction to achieve regulatory approval; (c) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement or could otherwise cause the merger to fail to close; (d) the ability of Lakes and Golden to promptly and effectively integrate their respective businesses; (e) the outcome of any legal proceedings that has or may be instituted in connection with the transaction; (f) the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the proposed merger; (g) Lakes’ ability to monetize non-core assets prior to the closing of the transaction and to monetize the Jamul Indian Village note on terms that generate net cash proceeds to the company or at all; (h) the ability to retain key employees of Lakes and Golden; (i) that there may be a material adverse change affecting Lakes or Golden, or that the respective businesses of Lakes or Golden may suffer as a result of uncertainty surrounding the transaction; (j) the occurrence of an “ownership change,” as defined in Section 382 of the Internal Revenue Code; and (k) the risk factors disclosed in Lakes’ filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K, which was filed on March 12, 2015. Forward-looking statements reflect Lakes’ and Golden’s management’s analysis and expectations only as of the date of this filing, and neither Lakes nor Golden undertake to update or revise these statements, whether written or oral, to reflect subsequent developments, except as required under the federal securities laws. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Additional Information and Where to Find It

This transcript may be deemed to be solicitation material for the shareholder vote with respect to the issuance of shares of Lakes common stock under the Merger Agreement. In connection with the Merger Agreement, Lakes intends to file relevant materials with the SEC, including a preliminary proxy statement and a definitive proxy statement. The definitive proxy statement will be mailed to Lakes’ shareholders. This transcript does not constitute a solicitation of any vote or proxy from any shareholder of Lakes. INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS OR MATERIALS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE DEFINITIVE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT LAKES, GOLDEN AND THE PROPOSED MERGER. Investors may obtain free copies of the definitive proxy statement, and other relevant materials and documents filed with the SEC (when they become available), without charge, at the SEC’s web site at www.sec.gov. In addition, investors may obtain free copies of the definitive proxy statement, and other relevant materials and documents filed with the SEC by directing a written request to Investor Relations, Lakes Entertainment, Inc., 130 Cheshire Lane, Suite #101, Minnetonka, MN 55305, or by accessing Lakes’ website at www.lakesentertainment.com under the heading “Investors” and then “SEC Filings.”

Participants in the Solicitation

Lakes, Golden and their respective directors, executive officers and certain other members of management and employees may be deemed to be “participants” in the solicitation of proxies from shareholders of Lakes in connection with the proposed transaction, including with respect to the issuance of shares of Lakes common stock under the Merger Agreement. Information about the Lakes’ directors and executive officers is available in Lakes definitive proxy statement, dated July 23, 2014, for its 2014 annual meeting of shareholders. Additional information regarding participants in the proxy solicitation and a description of their interests in the proposed transaction will be contained in the proxy statement that Lakes will file with the SEC in connection with the proposed transaction and other relevant documents or materials to be filed with the SEC regarding the proposed transaction.